EXHIBIT 5

THOMPSON HINE LLP
P.O. Box 8801
2000 Courthouse Plaza, NE
Dayton, Ohio 45401-8801

June 10, 2004

Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio 45206

Ladies and Gentlemen:

We have acted as counsel to Milacron Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 on Form S-8 (the "Registration Statement") of 7,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the issuance of stock options or appreciation rights awarded under the Milacron Inc. 2004 Long-Term Incentive Plan (the "Plan"), in payment of performance shares or performance units that have been earned under the Plan, as restricted shares or deferred shares awarded under the Plan, in payment of dividend equivalents under the Plan or in payment of other share-based awards under the Plan.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary, including: (a) the Company's Restated Certificate of Incorporation, as amended, (b) the By-laws of the Company and (c) the Plan.

Based on the foregoing, it is our opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

2.	The shares of Common Stock which may be issued or delivered upon the exercise of stock options or appreciation rights awarded under the Plan, assuming (except as to treasury shares) that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered upon such exercise, validly issued, fully paid and nonassessable.

3.	The shares of Common Stock which may be issued or delivered under the Plan in payment of performance shares or performance units earned under the Plan, as restricted shares or deferred shares awarded under the Plan, in payment of dividend equivalents under the Plan or in payment of other share-based awards under the Plan, assuming (except as to treasury shares) that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered pursuant to the Plan, validly issued, fully paid and nonassessable.

We are members of the bar of the State of Ohio and, accordingly, we do not express any opinion as to any matter governed by any laws other than the laws of the State of Ohio, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/THOMPSON HINE LLP